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                                 EXHIBIT 14(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus on Form N-14 of our report dated July 26, 2004, relating to the financial statements and financial highlights of STI Classic Growth and Income Fund and STI Classic Investment Grade Bond Fund which appears in the May 31, 2004 Annual Report to Shareholders of STI Classic Funds, which are also incorporated by reference into the Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Financial Statements" in the Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 3, 2005